UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 17, 2007

Kohlberg Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 MADISON AVENUE NEW YORK, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 455-8300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Result of Operations and Financial Condition.

In the filing of a registration statement made today by Kohlberg Capital Corporation (the “Company”) with the Securities and Exchange Commission, the Company disclosed that its estimated net asset value per share as of September 30, 2007 was $14.77. The estimated fair value of the Company’s assets as of September 30, 2007 was approximately $456 million, which includes (i) approximately $344 million attributable to its investment portfolio of secured loans and mezzanine and equity investments, (ii) approximately $33 million of investments in securities of collateralized loan obligation funds (“CLO Funds”) and (iii) its $58 million investment in Katonah Debt Advisors, L.L.C., the Company’s wholly-owned portfolio company (“Katonah Debt Advisors”). The estimated fair value of the Company’s investment portfolio gives effect to an approximately $8 million write-down expected to be taken in the third quarter due primarily to the decrease in the market value of certain broadly syndicated loans as a result of current credit market conditions. The Company’s investments in CLO Funds and Katonah Debt Advisors as of September 30, 2007 give effect to an approximately $3 million write-down expected to be taken in the third quarter in respect of such investments, which reflects a reduction in the net asset value of certain CLO Funds as a result of current credit market conditions and a reduction of approximately $35 million to the approximately $2.1 billion in assets under management at Katonah Debt Advisors. These estimates, including the anticipated write-downs, are based on management’s determination and have not yet been approved by the Company’s Valuation Committee or its Board of Directors.

Of the $344 million attributable to the Company’s investment portfolio (which excludes the Company’s investment in the securities of CLO Funds and its wholly-owned portfolio company, Katonah Debt Advisors), 87.8% were in secured loans (63.0% in first lien and 37.0% in second lien assets), 10.8% were in mezzanine loans and 1.4% were in equity securities. As of September 30, 2007, the weighted average yield of income producing debt and equity securities was approximately 10.0% and approximately 91.5% of the Company’s assets were floating rate debt securities. As of October 1, 2007, none of the securities in the Company’s investment portfolio were in default or in non-accrual status, and all were performing according to their contractual terms. The average cash yield on the Company’s investments in CLO Fund securities was approximately 28% and, as of October 1, 2007, no CLO Fund in which it has an investment was in breach of any material covenant and all were distributing cash on a current basis. The Company’s investment portfolio as well as the investment portfolios of the CLO Funds in which the Company has invested and the investment portfolios of the CLO Funds managed by Katonah Debt Advisors consist exclusively of credit instruments and other securities issued by corporations and do not include any asset-backed securities secured by commercial mortgages, residential mortgages or other consumer borrowings.

Certain of the information furnished above is based on management’s preliminary determinations only and, as a result, the Company’s reported information when it files its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 may differ, and any such differences may be material. In addition, the information furnished above does not include all of the information regarding the Company’s financial condition and results of operations for the quarterly period ended September 30, 2007 that may be important to readers. As a result, readers are cautioned not to place undue reliance on the information furnished in this Current Report of Form 8-K and should view this information in the context of the Company’s full third quarter results when such results are disclosed by the Company in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007. The information furnished in this Form 8-K is based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such information. The information in this Form 8-K is being furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K and therefore shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 7.01. Regulation FD Disclosure.

The information set forth under Item 2.02 of this report on Form 8-K is hereby incorporated in this Item 7.01 by reference.

On October 1, 2007, the Company amended its credit facility to increase the maximum amount that it may borrow thereunder from $200 million to $275 million, extend the maturity date from February 14, 2012 to October 1, 2012 and increase the interest spread charged on outstanding borrowings by 15 basis points, to 0.85%.

On October 3, 2007, the Company agreed with Lehman Commercial Paper Inc. Lehman to terminate the engagement relating to Ardsley CLO 2007-1 Ltd. (“Ardsley”), a CLO Fund that was to be managed by Katonah Debt Advisors, and the related warehouse credit facility. As part of the termination, the Company agreed to purchase all of Ardsley’s assets, which comprise middle market and broadly syndicated secured loans, for an aggregate purchase price of approximately $72 million, reflecting the current market value of the assets. This portfolio consists of senior secured loans to middle market companies and first and second lien secured loans to larger companies, and has an average interest yield of approximately 8.21%. Approximately $14 million in aggregate principal amount of such assets were purchased and subsequently sold in market transactions with third parties. The Company intends to retain the remaining approximately $58 million of Ardsley’s assets in its investment portfolio.

On October 12, 2007, Katonah Debt Advisors entered into a new engagement letter with Bear, Stearns & Co. Inc. (“Bear Stearns”) relating to future CLO Funds to be managed by Katonah Debt Advisors, pursuant to which the term of its existing engagement, and of all warehouse lines currently in place, with Bear Stearns were extended until December 31, 2008. The parties also agreed to structure and raise a total of three CLO Funds and to re-allocate the assets already warehoused across three new CLO Funds to be raised during the period of the new engagement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kohlberg Capital Corporation
(Registrant)

October 17, 2007	/s/ Michael I. Wirth
(Date)	Michael I. Wirth
Chief Financial Officer